Exhibit 99.1
Dobson Communications Corporation Announces Completion of Private Offering of Debt Securities
OKLAHOMA CITY, May 23, 2006 — Dobson Communications Corporation (the “Company”) today announced the completion of a private offering of $250.0 million aggregate principal amount of 8-3/8% Series B First Priority Senior Secured Notes due 2011 (the “Notes”) by its wholly owned subsidiary Dobson Cellular Systems, Inc. (“Dobson Cellular”). The net proceeds from the offering were used to purchase approximately $232.4 million aggregate principal amount of Dobson Cellular’s First Priority Senior Secured Floating Rate Notes due 2011 tendered pursuant to Dobson Cellular’s previously announced tender offer and consent solicitation.
The Notes were offered only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. The Notes have not been registered under the Securities Act of 1933 or under any state securities laws and, unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.
This press release contains “forward-looking statements” that are subject to risks and uncertainties. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. A more extensive discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

CONTACT:	Dobson Communications Corporation
J. Warren Henry, Vice President, Investor Relations
(405) 529-8820